EXHIBITS 5.1 and 23.2

William M. Aul

Attorney at Law

7676 Hazard Center Drive, Suite 500

San Diego, California 92108

TEL: 619-497-2555

FAX: 619-542-0555

January 12, 2018

The Board of Directors

Zander Therapeutics, Inc.

4700 Spring Street, Suite 304

La Mesa, California 91942

Ladies and Gentlemen:

I have acted as special legal counsel to Zander Therapeutics, Inc., a Nevada corporation (the “Company”) with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-1 (File No. 333-220790) (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of the offer and sale by the Company of 3,000,000 shares of the Company’s Common Stock (par value $0.0001) (the “Shares”). The Shares are being offered and sold pursuant to a prospectus (the “Prospectus”) forming a part of the Registration Statement.

In connection with the opinion expressed herein, I have examined the originals or copies, certified or otherwise, of (1) the form of the Articles of Incorporation, (2) the Certificate of Designation of Preferences; (3) the Registration Statement; (4) the Certificate of Corporate Officer; (5) the specimen of the Company’s Common Stock Certificate; (6), the Action of the Board of the Company’s Board of Directors of September 24, 2017 and (6) such other certificates, statutes, and other instruments and documents as I considered appropriate for purposes of the opinion hereafter expressed. I have also reviewed questions of law as I have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with my examination of corporate documents, records, and other documents and writings, I relied upon a certificate and other communications of the Company’s Chief Executive Officer, without further investigation as to the facts set forth therein.

In connection with the rendering the opinion set forth below, I have assumed that: (i) all information contained in all documents reviewed by me is true and correct; (ii) all signatures on all documents exami8ned by me are genuine; (iii) all documents submitted to me as originals are authentic and all documents submitted to me as copies conform to the originals of those documents; (iv) the Registration Statement, and all amendments thereto (including post-effective amendments), will become effective; and (v) all of the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the Prospectus relating thereto. I have further assumed that each of the documents identified in clauses (1) through (6) in the preceding paragraph will be entered into, adopted or filed, as appropriate.

Based on the foregoing and subject to the qualifications, assumptions, and limitations stated herein, I am of the opinion that:

1.       The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada, with full corporate power to own or lease its properties and conduct its business as described in the Prospectus, and, to my knowledge, is in good standing in each jurisdiction in the United States in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary.

2.        The authorized, and to our knowledge, issued and outstanding Common Stock of the Company as of is as set forth under the caption “Capitalization” in the Prospectus, and the Common Stock conforms to the description thereof contained under the caption “Description of Securities” in the Prospectus. The Shares, upon issuance and delivery and payment therefor in the manner described herein, will be, duly authorized, validly issued, fully paid and non-assessable. There are no preemptive or other rights to subscribe for or the purchase, or any restriction upon the voting or transfer of, any shares of Common Stock pursuant to the Company’s Articles of Incorporation, as amended or Bylaws, or, to my knowledge, any agreement or other instruments to which the Company is a party or by which it is bound; and, to our knowledge, neither the filing of the Registration Statement nor the offering or sale of the Shares as contemplated by the Registration Statement gives rise to any rights, other than those which have been waived or satisfied, or relating to the registration of any shares of Common Stock.

3.       All corporate action on the part of the Company and its directors necessary for the authorization and issuance of the Shares has been taken and the Shares, as described in the Prospectus, have been legally issued, fully-paid, and non-assessable.

Although I have not independently verified, am not passing upon and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement, on the basis of my participation and conferences with the Company’s Chief Executive Officer who is also the Chairman of the Company’s Board of the Directors at which the contents of the Registration Statement and related matters were discussed, no facts have come to my attention that have caused me to believe that the Registration Statement (except for any financial statements and notes thereto and the schedules and other financial and statistical data contained therein, as to which I express no opinion) contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, in the light of circumstances under which they were made, not misleading.

4.       Qualifications and Assumptions. In addition to the matters set forth above, my opinion above is subject to and limited by the effect of the following qualifications, limitations and assumptions:

4.1       Bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, marshalling and other laws relating to or affecting the rights of creditors generally and relating to equitable principles of general application, including but not limited to those matters set forth specifically herein.

This opinion relates only to matters as of the date hereof, and I express no opinion with respect to any matter occurring after the date hereof.

The opinions herein are limited to the laws of the State of California, the corporate laws of the State of Nevada and the federal laws of the United States, each as in effect on the date hereof. I express no opinion with respect to laws becoming effective after the date hereof.

This opinion is provided at your request. My opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

I hereby give my consent to the use of this Opinion in this Registration Statement and to the reference of my law firm under the caption “Experts” in the Registration Statement.

Very truly yours,

/s/ William M. Aul

WILLIAM M. AUL